*As filed with the Securities and Exchange Commission on March 30, 2004.

                                            Registration Statement No. 333 -____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ________________________


                                    FORM SB-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ________________________


                               PACIFIC GOLD CORP.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)
                            ________________________


             Nevada                        1041                91-1997728
 ------------------------------   ----------------------   -------------------
   (State or jurisdiction of        (Primary Standard       (I.R.S. Employer
 incorporation or organization)         Industrial         Identification No.)
                                  Classification Number)
                            ________________________


                      157 Adelaide Street, West - Suite 600
                        Toronto, Ontario, Canada M5H 4E7
                                 (416) 214-1483
          (Address and telephone number of principal executive offices)
                            ________________________

                           Mitchell Geisler, President
                               Pacific gold Corp.
                      157 Adelaide Street, West - Suite 600
                        Toronto, Ontario, Canada M5H 4E7
                                 (416) 214-1483
            (Name, address and telephone number of agent for service)
                            ________________________

                                   Copies to:

                             Andrew D. Hudders, Esq.
                                 Graubard Miller
                          600 Third Avenue - 32nd Floor
                               New York, NY 10016
                        Telephone: (212) 818-8800 (x8614)
                            Facsimile (212) 818-8881

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                     CALCULATION OF REGISTRATION FEE

 =======================================================================================================
                                                Proposed Maximum    Proposed Maximum
 Title of each Class of         Amount to be     Offering Price        Aggregate            Amount of
 Securities to be Registered     Registered         Per Share        Offering Price     Registration Fee
 ===========================    ============    ================    ================    ================
 Common stock ..............      8,000,000          $.25(1)           $2,000,000           $253.40
 -------------------------------------------------------------------------------------------------------
          TOTAL ........................................................................... $253.40
 =======================================================================================================

 (1) Pursuant to Rule 457(a), the fee is based on the maximum proposed offering price per share.

                            ________________________

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any state.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED MARCH 30, 2004


                               PACIFIC GOLD CORP.

                        8,000,000 Shares of Common Stock

         Up to 8,000,000 shares of our common stock are being sold by us, using one of the officers and directors of the Company, on a self-underwritten, best efforts basis, with no minimum. The offering by Pacific Gold will commence on the date of this prospectus and will continue until the earlier of __________, 2004, all the shares offered are sold, or we otherwise terminate the offering. We will not escrow the funds received in the purchase of our common stock. We will issue certificates for common stock purchased within ten business days after receipt of a fully executed subscription agreement that is accepted by us and good funds for the purchase are in our account.

         The offering price was established arbitrarily by the board of directors. It was based in part on the market price of a share, but other factors were taken into consideration.

         The shares of common stock are traded on the OTC Bulletin Board under the symbol PCFG. The last sale price of the common stock on March 25, 2004 was $.51.

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                               Per Share            Total
                                            ---------------    ---------------

       Public offering price.............        $.25           $2,000,000(1)

       -----------------

       (1) Assumes all 8,000,000 shares offered are sold. The expenses of this offering, estimated at $50,000, will be deducted from the total proceeds to Pacific Gold.



                The date of this prospectus is ___________, 2004

                                Table of Contents

                                                                         Page

Summary....................................................................3
Risk Factors...............................................................5
Use of Proceeds...........................................................11
Dividend Policy...........................................................12
Determination of Offering Price...........................................12
Dilution of the Price Paid for the Shares.................................12
Capitalization............................................................14
Management's Discussion and Analysis of...................................14
Financial Condition and Results of Operations.............................14
Business..................................................................16
Management................................................................22
Executive Compensation....................................................23
Principal Stockholders....................................................23
Description of Securities.................................................24
Shares Eligible for Future Sale...........................................25
Plan of Distribution......................................................25
Legal Matters.............................................................26
Experts...................................................................26
Where You Can Find Additional Information.................................27

                                     Summary

         This  summary  highlights   information  contained  elsewhere  in  this
prospectus. You should read the entire prospectus carefully, paying particular attention to the section entitled Risk Factors.

Generally about us

         Pacific Gold is engaged in the identification, acquisition and exploration of mining prospects believed to have gold mineralization. These prospects may also contain mineralizations of metals often found with gold, such as platinum and silver. At present, our main thrust is to explore and develop a commercially viable gold mineralization that could be the basis from which we might produce revenues. Exploration for and development of commercially viable mineralization of any metal includes a high degree of risk which careful evaluation, experience and factual knowledge may not eliminate. It is noteworthy that few prospects which are explored and developed ever produce a significant return on invested capital.

         Through our subsidiary Nevada Rea Gold, Inc., we currently own 46 staked prospects in one area in Lander County, Nevada, covering approximately920 acres, lease approximately 440 acres of additional fee simple ground adjacent to these prospects, and own 13.67 acres of private land, and two water wells. These prospects together are part of a larger area known as the Crescent Valley placer deposit, and are located in an overall alluvial deposit of gravels and other materials of varying depths. Based on the report of John Rae, P. Geo, we believe there is gold mineralization within our prospects at levels sufficient to be commercially viable to extract, taking into consideration our current estimates of costs to locate and retrieve the mineralization and the current price of gold. We caution, however, that if costs are greater than our current estimates or there is a fall in the price of gold, the mineralizations may become unprofitable to pursue.

         Through our subsidiary Oregon Gold, Inc., we currently own 14 staked prospects of approximately 280 acres in Josephine County Oregon. These prospects are placer claims comprised of gravel deposits at various levels along a riverbed.

         In connection with the Nevada prospects, we have obtained a geological and engineering report that assesses prior workings and surveys. Our business plan for Nevada is to begin development of the prospects as a placer mine. In February of 2004, Nevada Rae submitted its required Notices of Intent and Plan of Operation documents with the relevant state and federal authorities, to obtain the various required permits for operations. On March11, 2004, Nevada Rae acquired 13.67 acres of private land, 2 water wells and various equipment to operate the wells. The private land will provide us with a site to set up our mill operations. Because this tract of land is by the state power lines, we will have adequate power for our milling operations. We plan to operate the prospects ourselves, although we will consider leasing arrangements for extraction purposes if that is later determined to be a more viable way to recover any mineralizations we locate.

         In connection with the Oregon prospects, we are at an earlier stage of determining their viability. In Oregon we must continue exploration activities and obtain mineralization surveys to determine the deposit configuration and mineralization levels, if any. We must also prepare and file required Notices of Intent and Plan of Operation documents with the relevant state and federal authorities, obtain necessary permits for exploratory and, at the appropriate time, development work, and finally determine a plan of operations.

         We also plan to acquire additional prospects to explore. We will seek these near and adjacent to our current prospects, where the opportunity presents itself. We will also consider locations in the other western states of the United States. We will consider staking and leasing by the company in areas that appear to offer mineralization possibilities through historic workings, existing reports and geological configurations.

         Although we have a geological and engineering report for our Nevada prospects, and there have been historical workings in the area of our Oregon prospects, there is no assurance that in either location a commercially viable mineralization of gold or other minerals exist in all or a sufficient number of the prospects owned or leased by Pacific Gold to result in a profit to us.

         We have had no revenues to date. We have spent approximately $250,000 to date to acquire and evaluate our prospects. We expect to incur substantial additional expenses in the further implementation of our plan of operations before we realize any revenues from our efforts. Because we are in the early stages of implementing our business plan, we cannot indicate now if we will ever be profitable.

         Pacific Gold Corp., is referred to in this prospectus as Pacific Gold, we or us. We were incorporated in Nevada in 1996. We have two wholly owned subsidiaries, Nevada Rae Gold, Inc., a Nevada corporation and Oregon Gold, Inc., an Oregon corporation. We conduct our operations through these subsidiaries. Our executive offices are located at 157 Adelaide Street West, Suite 600, Toronto, Ontario, Canada M5H 4E7. Our telephone number is (416) 214-1483. We refer to prospective investors as you or the investor(s).

The Offering

Securities offered..................     Up to 8,000,000 shares of common stock.

Common stock outstanding
prior to the offering...............     21,800,000 shares

Common stock to be outstanding
after the offering..................     29,800,000 shares (assuming all
                                         8,000,000 shares are sold)

Use of proceeds.....................     We intend to use the net proceeds of
                                         this offering as follows:

                                         o     Maintaining current prospects and
                                               acquiring additional prospects
                                         o     Preparing and filing required
                                               Notices of Intent and Plan of
                                               Operations
                                         o     Conducting exploration studies
                                               and obtaining geological and
                                               engineering reports
                                         o     Permitting expenses
                                         o     Acquiring equipment
                                         o     Working capital

Subscription method.................     Investors will be asked to complete an
                                         investor subscription agreement and
                                         return it to us with the purchase
                                         price.

Certificate issuance................     Within ten business day after receipt
                                         and acceptance of an investor
                                         subscription agreement and good funds,
                                         a certificate for the shares will be
                                         sent to the address supplied.



                                  Risk Factors

         You should consider carefully the following risks before you decide to invest in our common stock.

Risks Relating to Our Business

We have no history running our business upon which investors may evaluate our performance, and therefore Investors bear all the risks of an early stage company with no operating history.

         We are in the early stage of implementing our business plan. We have not engaged in any activities beyond that of obtaining the rights by staking, acquisition and lease for two mining prospect areas, conducting exploratory activities on the Oregon prospects and obtaining geological and engineering reports in respect of the Nevada prospects. There is a significant amount of additional work and investment necessary for us to demonstrate the efficacy of our business plan. You should consider our business future based on the risks associated with our early stage and our lack of operating history. An investment in the company is speculative

If we are not able to face and solve one or more of the challenges that a developing company in the mining industry typically encounters, we will not succeed in implementing our business plan.

         We expect to face many challenges in the start up of our business. These will include:

                o Engaging and retaining the services of qualified geological, engineering and mining personnel and consultants;
                o   Establishing and maintaining budgets;
                o   Implementing appropriate financial controls;
                o   Acquiring relevant mineralization data efficiently;
                o   Staking and evaluating appropriate prospects;
                o   Establishing initial exploration plans for mining prospects;
                o Obtaining and verifying studies to determine mineralization levels on our prospects;
                o Maintaining our rights in the prospects over which we have control;
                o   Acquiring appropriate exploratory and operating equipment;
                o Ensuring the necessary exploratory and operational permits are filed on a timely basis, and the necessary permits are maintained and approved by the federal and state authorities; and
                o   Adhere to regulatory requirements.

         The failure to address one or more of these may impair our ability to carry out our business plan. In that event, an investment in the company would be substantially impaired.

We will be dependant on locating and hiring, at economical rates, independent consultants and occasional workers for the implementation of our business plan without whom we will not meet the expected timing of implementation of our business plan.

         To locate, obtain and evaluate mining prospects, we have relied upon and will continue to rely on consultants and occasional workers in addition to our own staff. These persons will help us in the exploratory, development and later stages of our business plan. More particularly, these stages will include exploration for and verification of mineral deposits on staked and leased mining prospects and the subsequent evaluation and assessment activities necessary to determine the viability of a mining prospect. We may not be able to locate or employ persons with the appropriate experience and skills to successfully execute our business plan. The inability to do these actions on a timely basis or at all may result in the delay of implementing our business plan thereby causing additional expense or our business failure.

Mineral exploration has many inherent risks of operations that may prevent ultimate success.

         Mineral exploration has significant risks. Some of the exploratory risks include the following:

         o It is dependent on locating commercially viable mineralizations in staked and leased prospects and skillful management of prospects once found or located.

         o Mineralization may vary substantially in a prospect, rendering what was initially believed a profitable mineralization of little or no value. This is particularly true in alluvial deposits where sought mineralization is likely to be unevenly located within the pebble composition and matrix.

         o Mineral exploration and ultimate exploitation may be affected by unforeseen changes including:

                o     Changes in the value of minerals,
                o     Changes in regulations,
                o     Environmental concerns,
                o Technical issues relating to extraction, such as rock falls, subsidence, flooding and weather conditions, and
                o     Labor issues.

         Any  of  these   individually   or   together   could   delay  or  halt
implementation of the business plan or raise costs to levels that may make it unprofitable or impractical to pursue our business objectives.

Our business future is dependent on finding prospects with sufficient mineralization, grade and consistency in a prospect without which it may not be practical to pursue the business plan, and investors will lose their investment.

         Our business model depends on locating prospects with commercially sufficient amounts of gold and other commercial metal mineralizations. Although there have been historic mining activities in the areas of our prospects and we have conducted survey and sampling procedures in respect of the Nevada prospects, ultimately no assurance can be give that there are viable mineralizations until we have fully developed the prospects and commenced production. Even if initial reports about mineralization in a particular prospect are positive, subsequent activities may determine that the prospect is not commercially viable. Thus, at any stage in the exploration and development process, we may determine there is no business reason to continue, and at that time, our resources may not enable us to continue exploratory operations and will cause us to terminate our current business plan.

Regulatory compliance is complex and the failure to meet all the various requirements could result in loss of a staked prospect, fines or other limitations on the proposed business.

         We will be subject to regulation by numerous Federal and state governmental authorities, but most importantly, by the Federal Environmental Protection Agency, the Federal Department of the Interior, the Bureau of Land Management, and comparable state agencies. The failure or delay in making required filings and obtaining regulatory approvals or licenses will adversely affect our ability to explore for viable mineralizations and carry out subsequent aspects of our business plan. The failure to obtain and comply with any regulations or licenses may result in fines or other penalties, and even the loss of our rights over a prospect. We expect compliance with these regulations to be a substantial expense in terms of time and cost. Therefore, compliance with or the failure to comply with applicable regulation will affect our ability to succeed in our business plan and ultimately to generate revenues and profits.

Our business plan is premised on the price of gold in the global market, and it continuing to be a desirable reserve and jewelry metal.

         Our business plan depends on the price of gold in the global market and the continuing desire to hold and use gold as a reserve metal and in jewelry. The viability of any commercialization of a gold mineralization will depend on the price of mineral recovery versus the market price of the mineral and whether or not it has uses in the markets. An increase in market use and price for gold will encourage industry interest in United States mine development of smaller operations such as our prospects and improve the likelihood of our overall success. If the use of gold does not increase appreciably, then it is the belief of Pacific Gold that current sources of gold will remain adequate for market supply and sources like those we are attempting to identify and explore will become marginalized. The viability of our business plan is also dependant on the price of gold remaining at least at current prices. If prices were to fall substantially from the current levels, then our costs will be such that there will be insufficient profit margins and incentives to pursue our business plan. The result may be that Pacific Gold will have to curtail its business plan and investors will lose their investment.

Competition may develop which will be better able to locate, stake and explore new gold sources more cost effectively and quicker than Pacific Gold.

         There are numerous junior and developed mining and exploration companies in existence that may be attracted to the gold mining business if the use of the mineral or price increase. We believe there are a significant number of companies around the world that could command greater resources than those available to Pacific Gold to locate, stake, explore and extract gold resources if there were sufficiently improved economic incentives. These companies likely would be able to reach production stages sooner than Pacific Gold and obtain market share before us.

Pacific Gold will compete with other mining enterprises for appropriate consultants and employees.

         Pacific Gold will compete in the hiring of appropriate geological, engineering, permitting, environmental and other operational experts to assist with the location, exploration and development of staked prospects and implementation of its business plan. We believe we will have to offer or pay appropriate cash compensation and options to induce persons to be associated with an early-stage exploration company. If Pacific Gold is unable to make appropriate compensation packages available to induce persons to be associated with it because of its limited resources, we will not be able to hire the persons we need to carry out our business plan. In that event, investors will have their investment impaired or it may be entirely lost.

Risks Relating to Capital Requirements

We are dependent on the proceeds of this offering to fund our filing, exploratory, permitting and development activities.

         We currently have insufficient capital to engage in the required filing, exploratory, permitting and development activities to assure our rights and commence our business plan. Currently, we have no identified sources for financing other than the proposed offering. This offering is on a best efforts basis, with no minimum. The extent to which we will be able to implement our exploration for mineralizations will be determined by the amount of proceeds from this offering. The failure to obtain funds will require us to curtail operations thereby jeopardizing the value of the company and investor return.

Pacific Gold will require additional funds to fund its operations, without which, we will have to curtail our plans and investors may lose the potential of their investment.

         The proceeds of this financing will not be sufficient for fully implement the exploratory, development and later stages of our business plan in both Nevada and Oregon and the continued location and acquisition of additional prospects. In the event less than all the offered shares are sold, there will not be adequate capital for work to be completed on the currently held prospects. Pacific Gold will have to obtain the funds from external sources from the sale of additional equity securities or debt securities. Without additional capital, Pacific Gold will have to curtail or substantially modify its overall business plan or abandon it.

Pacific Gold does not have any identified sources of additional capital, the absence of which may prevent it from continuing its operations.

         Pacific Gold does not have any arrangements with any investment banking firms or institutional lenders. Because we will need additional capital, we will have to expend significant effort to raise operating funds. These efforts may not be successful, and they may be disruptive to our executives other responsibilities and our operations. In the absence of necessary capital, Pacific Gold will have to limit or curtail operations.

Risks Relating to this Offering

This offering is being made without an underwriter, therefore, it is possible that Pacific Gold will not sell all the shares offered.

         The offering is self-underwritten by Pacific Gold. This means Pacific Gold will not engage the services of an underwriter to sell the shares, and there is no assurance that it will receive any proceeds. We intend to sell the shares through the efforts of our sole officer and director; we will not pay him any commissions. Without the services of a professional finance firm, it is possible that we will not sell the shares offered. If Pacific Gold does not raise the full amount being sought, it will have to modify its business plan to reduce its proposed expenditures. A substantial reduction in the business plan may impair the business and financial ability of Pacific Gold, and it may have to cease operations.

This offering is being made without any escrow of investor funds or provisions to return funds.

         When investors make a subscription for our common stock, the purchase price will not be placed in any escrow account and will become a general asset of Pacific Gold. There is no minimum offering amount. Subscriptions will be accepted on a rolling basis. There are no investor protections for the return of invested monies. Therefore, once an investor commits to the investment, he bears the full risks of owning shares in Pacific Gold.

The offering may terminate at any time prior to nine months after the date of this prospectus. This may result in insufficient funds for our operations.

         The offering period will end on the earlier of nine months after the date of this prospectus, the sale of all the shares of common stock offered hereby or termination of the offering by Pacific Gold. The offering may be terminated if the market price falls below the offering price of the shares under this prospectus because we cannot change the price of the offered securities. If the offering is terminated without selling all the offered securities, Pacific Gold may have insufficient funds to implement its business plan.

Because there is no minimum offering requirement, early investors in this offering bear a disproportionate risk of Pacific Gold being able to operate on the funds raised.

         This offering is made on a rolling basis with no minimum amount having to be raised. Therefore, early investors will participate in the offering with no assurance that a sufficient amount of funds will be raised for the intended use of proceeds. If insufficient funds are the result of this offering, Pacific Gold may have to curtail its operations, but investors will not be able to get their investment funds back.

Future sales of shares by our current stockholders could adversely affect the market price of our common stock.

         After completion of this offering, there will be 29,800,000 shares of our common stock outstanding if all the shares offered are sold. The number of shares that will be available for sale in the public market will be approximately 11,800,000. Investors should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the common stock in any market which may develop and, therefore, the ability of any investor to market his shares may depend upon the number of shares that are offered and sold.

The offering price has been established by the board of directors arbitrarily, which may mean that the offering price may not be an appropriate valuation.

         The offering price has been arbitrarily established by the board of directors. It is not based on market factors, business appraisal or other established criteria of business valuation. Consideration was given to the price of a share in the public market, but it was not determinative. We have not consulted with any finance professionals to determine the offering price.

The officers will have broad discretion in the use of proceeds from this offering with the result that investors must rely on the business acumen of the officers.

         Although we have allocated the proceeds from this offering among several categories of uses, they may be changed by management at any time. The amount allocated to a use also may be changed depending on management's determination about the best use of the funds at a particular time. Therefore, investors must rely entirely on the business judgment of management in the use the offering proceeds and to determine how and what portions of the business plan will be implemented.

There has been no prior established market for our common stock and the market price of the shares may fluctuate. Investors bear the risk that they will not recover their investment.

         Although there has been public trading of our common stock, there is no established market for the shares. What market there is can be characterized as one that is thin and subject to substantial price and volume fluctuations. Shares such as those of Pacific Gold are also subject to the activities of persons short selling the securities which has the effect of driving the price down. Therefore, the price of our common stock during and after the offering may fluctuate widely and may trade at prices significantly below the public offering price. We cannot give any assurance that a full blown trading market for our common stock will develop or, if a market does develop, the depth and stability of the trading market. If a trading market develops during the offering period and the market price is less than the offered shares of common stock, this offering may have to be terminated because of our inability to sell the offered shares.

Investors may not be able to resell the acquired shares in the offering in the public markets, therefore they may not be able to recover their investment.

         The shares are defined as penny stock under the Securities and Exchange Act of 1934 and rules of the SEC. These rules impose additional sales practice and disclosure requirements on broker-dealers who sell our shares to persons other than certain accredited investors. For covered transactions, a broker-dealer must make a suitability determination for each purchaser and receive a purchaser's written agreement prior to sale. In addition, the broker-dealer must make certain mandated disclosures in transactions of penny stocks. Consequently, these rules may affect the ability of broker-dealers to make a market in our common stock and may affect the investors' ability to resell shares purchased in this offering.

Our directors and officers will have substantial ability to control our business direction.

         Because our directors and officers own a substantial number of shares of common stock, they are in a position to control, or at the least, influence the election of our directors. Therefore, they are able to influence the business operation of Pacific Gold.

                                 Use of Proceeds

         The offering is on a best efforts, no minimum basis. The proceeds will be used principally to acquire additional mining prospects, complete the filings of required Notices of Intent and Plan of Operations for the Nevada prospects, seek and obtain various required permits for exploration and operations, conduct exploration activities and mineralization surveys to determine the deposit configurations and mineralization levels of the various prospects and acquire operating equipment. Anything not allocated to a specific purpose will be retained as working capital. Below are three alternatives of the application of proceeds that may be received in the offering. In each instance the applications assume offering expenses estimated at $50,000.

Activity

                                                                 Net Proceeds Amount
                                                     -------------------------------------------
                                                      2,000,000       4,000,000       8,000,000
                                                       Shares          Shares          Shares
                                                     -----------     -----------     -----------
Acquisition and maintaining of mining prospects...   $    25,000     $    25,000     $   100,000
Filings and permitting............................       125,000         125,000         325,000
Exploration and survey activities.................        25,000         150,000         250,000
Operating equipment...............................       200,000         550,000       1,100,000
Working capital...................................        75,000       1,000,000         175,000
Offering expenses.................................        50,000          50,000          50,000
                                                     -----------     -----------     -----------
         Total....................................   $   500,000     $ 1,000,000     $ 2,000,000

         The acquisition and maintaining of prospects will be the costs associated with acquiring and leasing prospects, land office and Bureau of Land Management record searches, recordation fees and annual maintenance fees per claim staked and reimbursement of out of pocket expenses.

         To prepare and file the required Notices of Intent and Plan of Operations for staked and leased prospects, we will have to conduct preliminary exploration activities including assessment of the prospects, sampling, evaluation of the access to the prospects, water sources, reclamation estimates and similar operational assessments, and then we will have to reduce our business intentions to formal written plans which will be filed with the appropriate authorities. The costs of these activities will be those of hiring persons to conduct the assessments and then preparing the filings.

         Prospect permitting expenses are those primarily relating to state and federal safety and environmental permits and water permits which must be issued before we commence exploratory activities and later development work. Our expenses will include the cost of employing geological experts, engineers and other operations consultants, legal expenses and filing fees.

         Exploration and survey costs will largely be the costs of our staff and consultants to evaluate our prospects and to prepare reports on which to proceed with our business plans and to establish the location of mineralizations and their occurrence levels. It will also include the costs of test drilling and sample mining for mineralization levels and limited processing costs in connection with establishing those levels.

         Operating equipment will be various pieces of machinery that will be required to perform the assessments of the prospects and sampling and later development work. Equipment will include washplant, earthmoving equipment, pumps, trucks, concentrators, bowls and other items necessary to implement the business plan.

         The working  capital  requirements  of Pacific  Gold  includes  general
administrative  expenses,   compensation,   corporate  overhead,  office  rental
expense, accounting and professional expenses and similar expenses.

         Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

         Although we have made allocations for the use of the net proceeds of the offering, management may change the allocations in its sole discretion based on the amount of funds actually received. If less than all the shares are sold, we correspondingly will limit our activities to fewer prospects and will delay or reduce certain expenses. Two allocated areas of the use of proceeds that may have some flexibility are exploration and survey activities and purchases of operating equipment. We also would reduce the working capital allocation and try to reduce other anticipated expenses. Significant reductions in our business plan or delays in taking action may impair our ability to implement our business plan causing us to curtail all or substantial parts of our potential business operations.

         In addition to changing allocations because of the amount of proceeds received, we may change the uses of proceeds because of required changes in our business plan or management decisions based on arbitrary decision making.
Investors should understand that we have wide discretion over the use of proceeds. Therefore, our decisions may not be in line with the initial objectives of investors who will have little ability to influence these decisions other than through the process of changing the directors of Pacific Gold by stockholder action.

                                 Dividend Policy

         We plan to retain all earnings generated by our operations, if any, for use in our business. We do not anticipate paying any cash dividends to our stockholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

                         Determination of Offering Price

         The price of the shares was arbitrarily determined in order for Pacific Gold to raise up to a total of $2,000,000 in the offering. The offering price bears no relationship whatsoever to our assets, earnings, book value, or other established criteria of value. In addition, although considered, it is not based on the market price of the common stock because that market is subject to wide fluctuation and has not been a historical reflection of the management's assessment of the value of the company. We also did not consult finance professionals to help establish the offering price. There is no assurance that the price paid for a share in the offering will be recoverable by a sale of the shares in the public market, or that a public market will value the company as we have determined its value.

                    Dilution of the Price Paid for the Shares

         The difference between the offering price of the common stock and the net tangible book value of a share of common stock after the offering is the dilution in the value of the offered common stock to investors. Net tangible book value for each share of common stock is determined by dividing the net tangible book value of Pacific Gold by the number of shares of common stock outstanding. The net tangible book value is determined by calculating the total tangible assets and then subtracting the total liabilities of Pacific Gold.

         At December 31, 2003, the net tangible book value of Pacific Gold was $ (326,035) or $(0.015) per share of common stock. Then, if you give effect to the sale of the 8,000,000 shares of common stock in this offering at the public offering price of $.25 per share and the receipt of the net proceeds of this offering after expenses of $50,000, based on the net tangible book value shown above, the adjusted net tangible book value of Pacific Gold at December 31, 2003 would be $1,623,965 or $ 0.74 per share. The dilution would be $ 0.231 per share, or approximately 92.4%, less than the price you are paying per share in the offering. The following table illustrates this dilution.

         Assumed public offering price per share                     $0.25

         Net tangible book value before offering                    $(.015)

         Increase attributable to investors in this offering        $0.069

         Net tangible book value after offering                     $0.054

         Dilution to investors in this offering                     $0.231

         If 4,000,000 shares of common stock are sold in this offering at the public offering price of $.25 per share, the adjusted net tangible book value of Pacific Gold at December 31, 2003 would be $623,965 or $0.024 per share. The dilution would be $0.226 per share, or approximately 90.4%, less than the price you are paying per share in the offering.

         If 2,000,000 shares of common stock are sold in this offering at the public offering price of $.25 per share, the adjusted net tangible book value of Pacific Gold at December 31, 2003 would be $123,965 or $0.005 per share. The dilution would be $0.245 per share, or approximately 98%, less than the price you are paying per share in the offering.

         The public  offering price is  substantially  higher than the pro forma
net  tangible  book  value  per  share.   Investors  will  incur  immediate  and
substantial dilution.

         The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per share of common stock paid by all our existing stockholders and by new investors in this offering assuming all the shares are sold:

                                                                             Total
                                 Price       Number of     Percent of    Consideration    Percentage of
                               Per Share    Shares Held    Ownership         Paid         Consideration
                               ---------    -----------    ----------    -------------    -------------
Existing Shareholders          $    .003     21,800,000         73.2%    $      71,000             3.4%
Investors in this Offering     $     .25      8,000,000         26.8%    $   2,000,000            96.6%
                               ---------    -----------    ----------    -------------    -------------
      Total                    $    .069     29,800,000          100%    $   2,071,000           100.0%

                                 Capitalization

         The following table sets forth our capitalization as of December 31, 2003.

                                                              December 31,
                                                                  2003
                                                              ------------
Liabilities                                                   $    339,492

Stockholders' Equity
         Common stock - $.001 par value, 100,000,000
         shares authorized, 21,800,000 shares issued
         and outstanding; Preferred stock - $.001 par
         value, 5,000,000 shares authorized, none
         outstanding                                          $     21,800
         Additional Paid in Capital                           $     49,200
         Deficit                                              $   (296,055)

Total Stockholder's Equity (Deficit)                          $   (225,055)



                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Plan of Operations

         Pacific  Gold  is  a  development   stage  company  in  the  extractive
industries. To date, Pacific Gold has had no revenues and incurred organizational and other start up expenses and expenses associated with the acquisition of potential prospects and survey and mineralization assessment expenses.

         The expenses of Pacific Gold during the period of inception (December 31, 1996) to December 31, 2003 were general and administrative expenses relating to mineral rights, office, transfer agent, consulting, legal and accounting and compensation and acquisition and evaluation of mining prospects. During this period, Pacific Gold paid $296,055 for these expenses.

         At December 31, 2003, Pacific Gold had an accumulated deficit during the development stage of $296,055. Its current and long term liabilities together were $339,492 and total assets of $114,437. The long term liabilities are loans from a stockholder in the amount of $302,392. Pacific Gold did not have working capital at December 31, 2003.

         To date, Pacific Gold has funded its expenses from the sale of securities and loans from a shareholder. Currently, at December 31, 2003, the loans from a shareholder aggregate of $302,392. The notes bear interest at the rate of 10% and are due on June 30, 2005. These loans are not secured.

         Generally, our operating plan is to acquire prospects. Then we plan to conduct a systematic exploration program consisting of basic foot prospecting, geological mapping, geophysical and geochemical surveys, surface sampling (where the presence of gold mineralization is evident), diamond drilling and metallurgical studies will be carried out to determine the mineralization levels of the prospect and their possible locations. If historical workings are located, a systematic sampling program will be carried out in these areas. Upon completion of the exploration program and, if deemed warranted, a preliminary study will be carried out to determine the viability of the prospect taking into account a great number of variables, some of which include: fluctuation in metal prices, ore reserves, grade, metallurgy of the deposit, geometry of the ore body, availability of water, mining equipment, general supplies, power, accommodation, experienced personnel, among other things.

         Part of the  process of  assessment  will  require the  preparation  of
Notices of Intent and Plans of Operations that must be filed with state and federal authorities and obtaining permits for water, exploration and development. These filings and permittings may be made at different stages of the assessment process, depending on the activity that must be undertaken and whether or not that activity requires a particular filing or permit. Also, there are time limits for certain of the filings that must be adhered to so as to maintain the prospect as an asset of the company.

         The acquisition of equipment will also be determined by the assessment work to be undertaken. In some instances the company will rent equipment that it will need in the process of staking, surveying, sampling and development. But there will be instances in which it makes more economic sense to acquire machinery for these activities. In those cases, the company will purchase or lease the necessary machinery where it believes the investment will have a validation in the long term. Equipment is relatively simple to locate and acquire, and usually can be done in a timely fashion.

         Pacific Gold, through its 100% wholly owned subsidiary Nevada Rae Gold, has staked 46 placer prospects covering almost 920 acres, has leased approximately 440 acres of additional placer prospects adjacent to the staked areas, and owns 2 water wells and 13.67 acres of private land, all in Lander County, Nevada. In respect of the Nevada prospects, we have obtained the geological and engineering report of Mr. John Rae, P. Geo. This report indicates that there is gold mineralization within the prospects that supports our proceeding to the development stage of these prospects. In that phase, we have submitted our necessary permit application, Notices of Intent and Plan of Operations, with the appropriate governing bodies. This permitting process is expected to take 8-10 months with an expected approval date in October of 2004. However, there can be no assurance that approval will be granted. In addition, Nevada Rae has recently purchase 13.67 acres of private land. This land is located by the highway, next to the state power lines, so we believe there will be ample power available. The land will be the site of our mill and processing plan, storage, security and on-site office. The purchase also includes 2 water wells which have been tested and are environmentally safe and can produce more water than our milling operations will require. The appropriate pumps and equipment needed to operate the wells were included in the purchase. We plan on developing one specific area called the Black Rock Canyon area located within our prospect areas. According to Mr. Rae's report, this area contains a gravel reserve of 1,356,000 bank cubic yards at an estimated grade of 0.039 grams of gold per bank cubic yard. Mining is estimated at a rate of 200 bank cubic yards per hour covering an estimated 10.8 acres per year.

         Pacific Gold, through its 100% wholly owned subsidiary Oregon Gold, also has 14 placer prospects covering about 280 acres in Josephine County, Oregon. The company believes that these areas may have gold and other related mineralizations based on historic mining in the area. The company plans to conduct preliminary exploratory and surveys of these prospects.

         Pacific Gold plans to acquire additional prospects by staking, lease or purchase in both these locations as well as in other parts of these states. The desire is to identify prospects that exhibit favorable exploration potential and then acquire those prospects.

         Management has some experience in the gold industry. In addition, implementation of the business plan will require hiring geological specialists, engineers and operational consultants on a consulting basis. These persons are generally available at this current time, although if the mining industry becomes more active or the economy improves overall, they may not be as available at the current prices.

         Pacific Gold will have to adjust the level of implementation of its business plan according to the amount of proceeds raised in this offering. Pacific Gold is dependent on the offering for its capital requirements at this time. Because its exploratory plan has some flexibility, we believe that Pacific Gold will be able to continue its operations for approximately 12 months after the offering, even if the full amount is not raised. This estimate does not take into account unforeseen expenses arising from unanticipated problems. In the event of additional expenses, we will further adjust our business plan or seek additional capital.

         Pacific Gold will require additional capital to continue to fund its expenses during the exploratory and development stages and for the implementation of the business plan for all its prospects currently held. In addition, it may require funds for additional acquisitions, and it will require funds for exploration and development of additionally acquired prospects. At this time, all of Pacific Gold's capital requirements will have to come from external sources, either from the sale of securities or incurring of debt. Without additional capital, Pacific Gold will have to curtail its operations, and it will not be able to implement its business plan. Pacific Gold does not have any identified capital resources. Moreover, it does not have any arrangements with investment banking firms or institutional lenders.

                                    Business

Introduction

         Pacific Gold is engaged in the identification, acquisition, exploration and development of mining prospects believed to have gold mineralizations. These prospects may also contain mineralizations of metals often found with gold, such as platinum and silver. At present, our main thrust is to explore and develop for commercially viable gold mineralizations on those prospects over which we have rights that could be the basis from which we might produce revenues. We also plan to acquire other prospects with gold mineralization potential by staking, purchase and lease. Exploration and development for commercially viable mineralization of any metal includes a high degree of risk which careful evaluation, experience and factual knowledge may not eliminate. It is noteworthy that few prospects which are explored and developed ever produce a significant return on invested capital.

         Through our subsidiary Nevada Rea Gold, Inc., we currently own 46 staked prospects in one area in Lander County, Nevada, covering approximately 920 acres and we have leased approximately 440 neighboring fee acres with extractive rights. In addition we own 13.67 acres of private land. These prospects are part of a larger area known as the Crescent Valley placer deposit, which is part of an overall alluvial deposit of gravels and other materials of up to an average of 90 feet deep.

         Through our subsidiary Oregon Gold , Inc., we currently own 14 staked prospects comprising approximately 280 acres in Josephine County Oregon. These prospects are placer claims comprised of gravel deposits at various levels along a river bed.

         Our business objective in respect of our current prospects in Nevada is to pursue our Plan of Operations until approval, plan the specifics of the mill site and order equipment. In Oregon, we plan to conduct exploration and mineralization surveys in order to determine the deposit configuration and mineralization levels to determine the viability of the prospects.

         We plan to operate the prospects ourselves, although we will consider leasing arrangements for extraction purposes if that is later determined to be a more viable way to recover any mineralizations we locate. Although we have the survey reports for our Nevada prospects, there is no assurance that a commercially viable mineralization of gold or other minerals exist in the prospects owned by Pacific Gold to result in a profit to us. We will not know this until sufficient and appropriate exploration and development work is done.

Gold Orientation

         Throughout history gold has been a desired metal for monetary purposes and for jewelry. These uses continue today and are expected to be uses of the metal well into the future. Because there is an active market for the metal, and consistent demand and use, we believe that if we find a viable mineralization, we will be able to sell any gold we produce with little difficulty. Of course, there is no assurance that we will find any mineralization or one that is commercially viable. Fundamentally, whether or not a mineralization is viable depends on the cost of production versus the price at which we can dispose of the metal. We believe that alluvial and placer deposits are less expensive to operate to produce saleable product. We also believe that the required filings and permits are easier to obtain for these kinds of prospects than for underground mines. Based on the current estimates of operating costs and the current price of gold in the global market, we believe these kinds of prospects can be operated profitably if there is a sufficient percentage of the mineralization in a particular prospect to be commercially viable.

         We have sought prospects in areas where there have been previous mining operations. We believe that this gives some indication that there may be mineralizations within our prospects to justify the cost of staking, maintenance and exploration.

Crescent Valley Area, Nevada

         The prospects of Pacific Gold in Nevada are located among the Crescent Valley placer deposits, in the bullion mining district of Lander County, Nevada. They are about two miles from the town of Crescent Valley, and some 50 miles west of Elko, Nevada. The area is about 175 miles north of Reno, Nevada.

         The area is accessible by an all-weather asphalt road and about 19 miles from Interstate 80. The property where the prospects are has an all weather gravel road established in the 1970's for prior mining operations of barite. The prospects also have access to electricity and water sufficient for exploration, development and later extractive and milling activities if warranted and undertaken.

         The climate is typically hot and semi-arid with temperatures rising to above 100 degrees Fahrenheit in the summer to below freezing in the winter. Freezing temperatures are only sporadically encountered in the winter months of December and January and are not likely to have serious affect on operations. Precipitation is minimal and offers little or no operational problems.

         The nearby towns appear to have a supply of skilled workers familiar with earthmoving equipment and alluvial mining experience. Equipment also appears to be available for purchase or lease. In the vicinity there is state supplied electricity and water can be obtained from wells at approximately 560 feet. We have acquired 100% of two existing wells in the area which can supply ample amounts of water for the operation as we intend to employ re-circulation methodologies. We have also acquired 13.67 acres area of fee land available adjacent to the wells which can accommodate the mill, tailings ponds, workshop and on-site office.

Production History

         Gold mineralization was first discovered in 1907 in the Crescent Valley area, and thereafter intermittent work was carried out up to World War II. In the 1930s an exploration program was carried out with a number of shafts sunk in the Mud Springs Gulch area. These studies identified quantities of gold mineralization situated close to the bedrock at the bottom of the alluvial areas. In the late 1970s there was barite mining and milling in the area using open pits. In the mid-1980s the barite mining operations were purchased and modified and there was some recovery of gold mineralization during the later 1980's and 1990's at low extractive rates.

History of Mining

         The history of placer gold exploration and mining in the area is well documented. Placer gold was first discovered in the project area in 1907 and intermittent work was carried out until World War II. Most of the historical work was carried out over a 3-4 mile section in Mud Springs Gulch, but there are older exploration pits throughout the company's prospects. There appear to be about thirty exploration shafts sunk through the gravels to bedrock. This work was conducted in the 1930's, but there are no detailed results available. Little work was done in the Black Rock Canyon during the historical period.

         In 1978, Major Barite Inc. implemented an operation to mine and process barite from several small, open pits within the project area. In 1982 the barite market collapsed, and the company turned its attention to placer gold exploration and development. There was a program of bulk sampling in the drainages for gold. Trenches and pits were dug and processed from locations in Black Rock Canyon, Mud Springs Gulch, Tub Springs Gulch and Rosebud Gulch. A widespread occurrence of placer gold was discovered, but Major Barite Inc. ceased operations in 1984. In 1984, the area was taken over by Mr. John Uhalde who continued to explore and develop the placer gold resources in the project until his death in 2001. Mr. Uhalde operated his placer mine under a small miners permit.

Local Geology

         The prospects are located among the easterly alluvial deposits of the Shoshone Mountain range and merge with the sediments of Crescent Valley. It is posited that this area is the remains of a large, ancient lakebed. The project consists of three main drainages: Black Rock Canyon, Mud Springs Gulch and Tub Springs Gulch. The alluvial deposits are typically 100 to 300 feet wide and with depths of up to 90 feet, but the alluvial - sedimentary material can reach thicknesses in excess of 500 feet thick in areas. The thickness of the gravels is judged to become progressively greater as one moves eastwards from the mountains. It is estimated that the gravels are between 16 and 90 feet below the surface with an average thickness of about 30 feet. The gravels are typically dry and light brown pebble and occasionally boulder gravels. Oversized material is rare. Compositionally, the coarse material is mainly rounded cherts and metavolcanics with occasional weathered and variable granodiorite. The uppermost layers, generally running about 6 to 8 feet in depth, will have to be removed to access the gravels likely to have the mineralizations sought. It is believed that the gravels will have little clay and will present few processing problems.

         There is no information on the vertical distribution of gold mineralization within the gravels. Through historical records from shaft-sinking suggests that the gravel becomes courser with depth, coinciding with an increase in the percentage of oversize boulders. It is believed that the best gold mineralization levels are obtained at the bedrock interface.

Mineralization Report

         On January 12, 2004, 2004, Pacific Gold obtained the report of John Rae, P.Geo which discusses the reserves, probable reserves and likely reserves of gold mineralizations in the approximately 1,360 acres of prospects over which Pacific Gold has extractive rights.

         The report reviews various sampling programs that had been conducted to determine the grade and volume of alluvial gravel and the results of mineralization analysis. This prior work was done on a larger part of the Crescent Valley deposits. Mr. Rae refined the prior work to determine the data that is relevant for the prospects held by Pacific Gold. Mr. Rae indicated in his report the following:

         "The PGC [Pacific Gold Corp.] review indicated a geological resource of 14,720,000 yd3 at a grade of 0.027-0.031 oz/yd3 (0.8-1.0 g/yd3) contained within the project area. PGC's current land position currently controls 7,681,000 yd3 of this resource."

         Mr. Rae has consented to the use of the above statement from his report, a copy of which consent is included in the registration statement of which this prospectus is a part.

Prospects

         Pacific Gold has staked prospects covering approximately 920 acres of the alluvial deposits among the Crescent Valley deposits mentioned above. In addition, Pacific Gold leased approximately 440 acres of land adjacent to its staked prospects from Corporate Creditors Committee LLC, by lease dated October 1, 2003. The lease covers acreage in Section 9, Township 29 North, Range 47 East, Mount Diablo Meridian, Bullion Mining District, Lander County, Nevada. Under the lease, Pacific Gold has the right to the gold, silver, platinum, palladium and other precious and base metals within the placers and gravels of the leased premises, with exclusive right to prospect and explore for, mine by open pit methods, mill, prepare for market, store, sell and dispose of the same and use, occupy and disturb so much of the surface as Pacific Gold determines useful, desirable or convenient. The lease term is ten years, renewable for an additional ten years.

         Pacific Gold must pay an advance rental of $7,500 for the first year, which amount is increased by $2,500 in each of the next five years to be $20,000 in the sixth year. For the last four years of the lease, the advance rental is $20,000 per year. If the lease is renewed, the annual advance rental is $20,000. The advance rental is credited to and recoverable from the production rental amounts.

         Pacific Gold will be obligated to pay a production rental of the greater of four percent of the net smelter royalty (net ore value processed, less production costs, excluding general administration costs) or $0.50 per yard of material processed.

         The lease is terminable upon notice of default by lessor after a 30-day period in which cure must commence or be completed if capable of completion in such period. Pacific Gold may terminate on 30 days advance notice.

Proposed operations

         Pacific Gold intends to commence its operations in the Black Rock Canyon area which straddles two sections of the project. According to the report of Mr. Rae, this area contains a gravel reserve of 1,356,000 bank cubic yards at an estimated grade of 0.39 gram/bank cubic yard or 1.2 gram/bank cubic yard of raw gold. The vegetation and minor soil cover will be stripped and side cast for future reclamation. The mineralization bearing gravel will be dug with an excavator until bedrock is reached, and material will be stockpiled adjacent to the cut.

         A power screen will be set up near the cut to remove the one-inch and larger boulders and cobbles to reduce the volume of concentrate to be transported to the milling area. It is estimated that as much as 60% of the volume will be removed at this point without substantial mineralization loss. A front end loader will feed the power screen from the stockpile and load the trucks. The concentrate mill area will be about two miles away. The mill site will be equipped with two functioning wells for process water and can be connected to the national power grid. The mill is a fairly portable plant and both the mill and power screening unit will be set up on the private, fee land owned by the company.

         The mill will consist of a feed hopper, trammel scrubber/screen to remove the 1/4 inch and larger materials and to wash the gravel before it passes into the centrifugal bowls for gold recovery. Tailing ponds will be established to recirculate water and tailings will be returned to the cut once stacked and dried. No chemicals will be used in the operations. Clean up of concentrates will be done with a smaller centrifugal bowl and shaking table and gold flakes, particles and dust will be dried and weighed before being shipped to the refinery.

Josephine County Areas, Oregon

         Pacific Gold has a number of prospects in the Siskiyou National Forest, in Josephine County Oregon. These prospects cover approximately 280 acres. The property is accessible from a gravel road that connects with a local paved road. Maintenance of the gravel road is moderate. In some places a stream must be forded for access. There is ample water from the perennial stream bordering the prospects of Pacific Gold available for exploratory and later implementation of the business plan. Water use is subject to meeting permitting requirements. Power will be available through generators brought to and operated onsite.

Production History

         Josephine County has experienced many decades of mining which continued actively until the 1930s. Mineralization recovery, including recovery of gold, has taken place on property located on the placer deposits on the opposite side of the stream and in prospects adjacent to ours. This extraction has occurred since the late 1980s. The most recent local operations employed dredge and hydraulic methods using contract mining crews on a seasonal basis.

Local Geography

         The property covers an area of terrace gravels that run along the flanks of a perennial stream. The terrace gravels are generally referred to as boulder gravels comprised of boulders and cobbles, pebbles and cemented matrix. The terrace gravels sit on an ultramafic bedrock. Mineralization in the areainclude gold and platinum group elements that occur as nuggets, flakes, nodules and fine-grained disseminations within the cemented matrix. In addition, platinum occurs alloyed with nickel as teanite. Based on a site visit, the gravel terrace is approximately 4,000 feet long, 600 feet wide and 50 feet thick. The gravels commence at the surface, beneath the top and subsoil layers.

Regulation

         The exploration of a mining prospect, and the later stages of development if it occurs, will be subject to regulation by a number of federal and state government authorities. The most important of these regulations are administered by the United States Environmental Protection Agency and the Bureau of Land Management and the state environmental protection agencies. The regulations generally address issues relating to air, soil and water contamination and apply to many mining related activities including exploration, mine construction, mineral extraction, ore milling, water use, waste disposal and use of toxic substances. In addition, there are regulations relating to labor standards, occupational health and safety, mine safety, general land use, export of minerals and taxation to which Pacific Gold may become subject if it completes the exploration phase. Many of the regulations require permits or licenses to be obtained and the filing of Notices of Intent and Plans of Operations, the absence of which or inability to obtain will adversely affect the ability of Pacific Gold to conduct its exploration activities. The failure to comply with the regulations and terms of permits and licenses may result in fines or other penalties or in revocation of a permit or license or loss of a prospect.

         The current laws and regulations are the subject of regular review at both the state and federal levels. If amended to become more stringent, Pacific Gold may have to obtain new permits and licenses, change its business conduct and use more of its resources for permitting, licensing and regulatory compliance. Any of these may limit the ability of Pacific Gold to implement its business plan or render it uneconomic to explore a prospect and as a consequence it may have to restrict its activities or curtail its plans.

         Currently, we must comply with the annual staking and patent maintenance requirements of the States of Nevada and Oregon and the United States Bureau of Land Management. We must also comply with the filing requirements of our proposed exploration and development, including Notices of Intent and Plans of Operations. In connection with our exploration and assessment activities, we have pursued necessary permits where exemptions have not been available although, to date, most of these activities have been done under various exemptions. We will need to file for water use and other extractive-related permits in the future.

Competition

         We expect to compete with numerous junior mining and exploration companies to identify and acquire claims with strong gold mineralization potential. We also expect to compete for the hiring of appropriate geological and environmental experts to assist with our exploration of mining prospects. In the future, we expect to compete for qualified consultants, employees and equipment. Most of our current competitors have, and our future competitors are expected to have, greater resources than us. Therefore, we anticipate that our ability to compete largely will depend on our financial resources and capacity.

Employees

         Pacific Gold has one employee as of December 31, 2003. This is the President Mr. Mitchell Geisler, who takes a monthly salary of $3,000 when company resources permit. We expect to hire geological experts, engineers and other operations consultants and independent contractors from time to time, for differing periods to facilitate the implementation of our business plan.

         Currently we have engaged Chemrox Technologies to assist with the permitting process and dealing with the United States Bureau of Land Management and other various governmental bodies. Chemrox provides specialized services in connection with mineral extraction projects, including due diligence, reserve confirmation, mine planning, forensic geochemistry, groundwater modeling, water restoration, environmental permitting and reclamation. Our consulting agreement provides that we pay Chemrox on a monthly basis $10,000 for ten months. The agreement is cancelable on 30 days advance notice.

         We engaged Mr. John Rae, P.Geo. to provide the company with a geological and engineering report in respect of the Nevada prospects, which was dated January 12, 2004. Mr. Rae is a registered professional geoscientist and project manager with over 25 years experience in different aspects of the mining industry. This experience includes the design, implementation and management of mining projects from exploration to production stages.

Properties

         The executive office of Pacific Gold is located at 157 Adelaide Street Wet, Suite 600, Toronto, Ontario, Canada, M5H 4E7. At this location it shares an undesignated amount of space with another tenant. Currently, the landlord and primary tenant are not charging Pacific Gold any rent. If Pacific Gold is obligated to pay rent at this location or obtain rental space for itself, it believes that space is readily available at market rates that it would be able to afford after the financing.

         See the description mining prospects under business for a description of the prospects staked and leased by Pacific Gold in Nevada and Oregon.

                                   Management

         Our directors and executive officers are as follows:

         Name                      Age          Position
         ----------------          ---          --------------------------------

         Mitchell Geisler          33           President Secretary and Director

         Mr. Mitchell Geisler, 33, has been the president and chairman of the board since January 2001 and treasurer and secretary since October 2002. Mr. Geisler has more than 15 years of experience in the hospitality and services industry. He has been an active member of the Toronto business and tourist district in a variety of capacities, and has worked with many international corporations including, Prime Restaurants, The Keg Restaurants, Cara Foods, and Sire Corp Restaurants. Most recently, during the period 1998 to 2001, Mr. Geisler was president and operator of the Toronto-based 52 Restaurants Inc. He was a supervisor for Imago Restaurants from 1997 to 1998. From 1996 to 1997 he was a manager of Ruby Beets Restaurant. Mr. Geisler is a graduate of Toronto's York University in Toronto, and also studied at the University of Tel Aviv. Mr. Geisler, until June 2003, was a director and president and treasurer of GL Energy and Exploration, Inc., a development stage company engaged in the mineral exploration business. Mr. Geisler was also a director of Uranium Strategies, Inc., both mineral exploratory stage companies.

Directors

         Each director will hold office until the next meeting of stockholders or until his successor is duly appointed and qualified. Directors do not receive any compensation for their services at this time. In the future, if Pacific Gold has non-employee directors, it expects it will provide a compensation package primarily based on stock options and reimbursement for direct expenses.

Committees of the Board of Directors

         The board of directors of Pacific Gold has no committees. In the future, it may establish audit and compensation committees.

Limitation on Directors' Liabilities

         The bylaws of Pacific Gold provide for full indemnification of its directors and officers under Nevada law. Nevada law provides that a corporation may indemnify any person who is a party to a suit or action or threatened to be made a party to a suit or action, unless the action is by the corporation or is a derivative action on behalf of the corporation when the suit or action is based on his actions on behalf of the corporation or is based on his actions taken at the request of the corporation, and the actions were taken in good faith for the best interests of the corporation. Indemnification will include expenses, attorney fees, judgments, fines and settlement amounts. Where a director or officer is successful on the merits of any suit or action brought against him by reason of his actions for or on behalf of the corporation, he shall be fully indemnified. Pacific Gold may advance expenses in connection with a suit or action against its directors and officers if approved by the stockholders or directors who are not part of the action. Pacific Gold may obtain insurance for any of the indemnification obligations or may provide other financial arrangements such as establishment of a trust fund or program of self insurance.

                             Executive Compensation

         No executive officer currently receives any cash compensation or other benefits from Pacific Gold. Cash compensation amounts will be determined in the future based on the services to be rendered and time devoted to the affairs of Pacific Gold and the availability of funds. Other elements of compensation, if any, will be determined at that time or at other times in the future.

         On December 8, 2003, Pacific Gold issued an aggregate of 60,000 shares of common stock to Mr. Geisler as compensation and reimbursement for services and expenses in connection with the abandoned acquisition program of certain prospects and other assets in Oregon, various site visits and due diligence activities on behalf of the company, incurred during 2003. These shares have been valued by Pacific Gold at $6,000. The shares were issued under the equity performance plan, the shares of which were registered for issuance by Pacific Gold.

                             Principal Stockholders

         The following table sets forth the beneficial ownership of our common stock by all stockholders that hold 5% or more of the outstanding shares of our common stock, each director and executive officer. As of the date of this prospectus, there were 21,800,000 shares of common stock issued and outstanding.


 Name and Address or                       Number of Shares     Percentage Owned
 Identity of Group                        Beneficially Owned    Before Offering
 -------------------                      ------------------    ----------------

 Mitchell Geisler(1)                          18,060,000              82.8%

 All officers and directors as a group        18,060,000              82.8%
       (one persons)

 (1) The address of Mr. Geisler is c/o Pacific Gold Corp., at 157 Adelaide Street West, Suite 600, Toronto, Ontario, Canada M5H 4E7.

                            Description of Securities

Common Stock

         Our certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock, par value $.001 per share. There are 21,800,000 shares issued and outstanding as of the date of this prospectus. Upon completion of this offering, there will be 29,800,000 shares of common stock issued and outstanding.

         Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

Preferred Stock

         Pacific Gold is authorized to issue up to 5,000,000 shares of preferred stock, $.001 par value. There are no shares of preferred stock issue and outstanding as of the date of this prospectus.

         The preferred stock may be characterized as "blank check" stock. This means that the board of directors, without any action by the stockholders of common stock, have the right, from time to time, to designate some or all of the preferred stock into one or more series, and fix for each series the number of shares, full or limited voting powers, and the designations, preferences, participating, optional and other special rights, and the qualifications, limitations or restrictions of the various aspects of a series. Because of this ability of the board of directors, the preferred stock may be issued quickly and contain provisions that may have an anti-takeover effect, which may not be in some or all of the interests of subordinate preferred stock and common stockholders. In addition, because the board of directors may create convertible and paid-in-kind features for a series of preferred stock, if these features use common stock, Pacific Gold may become committed to issue or issue additional common stock from time to time. Any commitment for additional common stock to be issued or actually issued pursuant to the terms of any series of preferred stock may have various results including: (i) an absolute dilutive effect on the current shareholders percentage ownership of the then outstanding common stock and depending on the amount paid for the issued series of preferred stock and payable on conversion, if any amount is to be paid, a financial dilutive effect on previously issued equity securities of the company, including the common stock, (ii) the potential issuance may cause "overhang" issues and impair the marketability or price of the common stock in any public market on which the common stock may be traded, or (iii) may require the company to issue additional common stock at time that is in opportune for Pacific Gold or its stockholders. The preferred stock does not have any pre-emptive rights.

Transfer Agent

         The transfer agent and registrar for common stock is Olde Monmouth Stock Transfer Co. Inc., 200 Memorial Parkway, Atlantic Highlands, New Jersey, 07716.

                         Shares Eligible for Future Sale

         After the completion of the full offering, we will have 29,800,000 shares of common stock outstanding. All 8,000,000 shares sold in the offering will be freely tradable without restriction under the Securities Act of 1933. Of the amount of shares outstanding 18,000,000 shares may be sold from time to time in the public market without registration pursuant to Rule 144 and all the other shares are freely tradable.

         Under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be generally entitled to sell within any three month period a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding shares of the common stock or (ii) the average weekly trading volume of the common stock in the public market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding nonaffiliated holders), would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.

                              Plan of Distribution

         The shares in this offering will be sold by the efforts of Mitchell Geisler, our president and the director of Pacific Gold. He will not receive any commission from the sale of any shares. He will not register as a broker-dealer pursuant to Section 15 of the Securities and Exchange Act of 1934 in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. These conditions included the following:

         1. No selling person is subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of participation,

         2.     No  selling  person  is  compensated  in  connection   with  his
participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities,

         3.     No  selling  person  is,  at  the  time  of  participation,   an
associated person of a broker-dealer, and

         4.     Each selling  person meets the  conditions  of paragraph (a) (4)
(ii) of Rule 3a4-1 of the Exchange Act, in that the person (A) primarily performs or is intending primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities, and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months, and
(C) does not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on this rule.

         Since the offering is self-underwritten, Pacific Gold intends to advertise and hold investment meetings in various states where the offering will be registered and will distribute this prospectus to potential investors at the meetings and to persons with whom Mr. Geisler is acquainted who express an interest in Pacific Gold and a possible investment in the offering.

         We are offering the shares subject to prior sale and subject to approval of certain matters by our legal counsel.

         This offering will commence on the date of this prospectus. The offering will terminate on the earlier of the nine month anniversary of the date of this prospectus or the sale of all the shares of common stock that are being offered. In addition, we may terminate this offering at any time, for any reason; thus not selling any or all of the shares offered. The offering may be terminated, for example, because the market price of the common stock is less than the offering price which would impede our ability to sell the offered shares. There is no minimum number of shares that we are required to sell. If the offering is unsuccessful in whole or in part, Pacific Gold may not have sufficient funds to implement its business plan. Therefore, it may not be able to continue its business.

Procedure of Subscription

         If you decide to subscribe for shares in this offering, you will be required to execute a subscription agreement and tender it, together with a check or wired funds to us, for acceptance or rejection. All checks should be made payable to "Pacific Gold Corp." A copy of this agreement will accompany a prospectus or may be obtained from us by persons who have received a prospectus and requested the agreement.

         We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

         Subscriptions for securities will be accepted or rejected promptly. Once accepted, the funds will be deposited in an account maintained by Pacific Gold and considered property of Pacific Gold once cleared by our bank. Subscription funds will not be deposited in an escrow account. Certificates for the shares purchased will be issued and distributed by our transfer agent, within ten business days after a subscription is accepted and "good funds" are received in our account. Certificates will be sent to the address supplied in the investor subscription agreement by regular mail.

                                  Legal Matters

         Graubard Miller, will opine as to the validity of the common stock offered by this prospectus and legal matters for us.

                                     Experts

         Our financial statements have been included in the registration statement in reliance upon the report of Malone & Bailey, independent certified public accountants, appearing in the registration statement, and upon the authority of this firm as experts in accounting and auditing.

         On January 12, 2004, we received a geological and engineering report of Mr. John Rae, P.Geo, which Pacific Gold had commissioned and portions of the report have been referred to and quoted in this prospectus. Mr. Rae consented to the references to his report and to his work for the company.

                    Where You Can Find Additional Information

         We intend to furnish our stockholders annual reports, which will include financial statements audited by independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits, as permitted by the rules and regulations of the SEC. For further information, please see the registration statement and accompanying exhibits. Statements contained in this prospectus regarding any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions. The registration statement and the accompanying exhibits may be inspected without charge at the offices of the SEC and copies may be obtained from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the SEC. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System, known as EDGAR, are publicly available on the SEC's website, http://www.sec.gov.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Pacific Gold Corp.
Toronto Ontario, Canada

We have audited the accompanying balance sheet of Pacific Gold Corp. (a Development Stage Company) as of December 31, 2003, and the related statements of operations, stockholders' deficit, and cash flows for each of the two years then ended and for the period from December 31, 1996 (inception) through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Gold Corp. as of December 31, 2003, and the results of its operations and its cash flows for the two years then ended and for the period from December 31, 1996 (inception) through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


Malone & Bailey, PLLC
Houston, Texas
www.malone-bailey.com

February 24, 2004, except for Note 8,
which is as of March 11, 2004

                               Pacific Gold Corp.
                          (A Development Stage Company)
                           Consolidated Balance Sheets

                                                         December 31,     December 31,
                                                             2002             2003
                                                         ------------     ------------
ASSETS
   Current Assets:
      Cash                                               $      6,968     $     13,457
      Prepaid Expenses                                          1,331             --
                                                         ------------     ------------
         Total Current Assets                                   8,299           13,457

   Other Assets:
      Mineral Rights                                             --            100,000
      Other Assets                                               --                980
                                                         ------------     ------------
         TOTAL ASSETS                                    $      8,299     $    114,437
                                                         ============     ============

LIABILITIES AND STOCKHOLDERS' DEFICIT
   Current Liabilities:
      Accounts Payable                                   $      3,016     $     30,943
      Accrued Expenses                                           --              6,157
      Note Payable - Shareholder                               18,516             --
                                                         ------------     ------------
         Total Current Liabilities                             21,532           37,100

   Long-tern Liabilities:
      Note Payable - Shareholder                                 --            302,392
                                                         ------------     ------------
         Total Long-term Liabilities                             --            302,392

   Stockholders' Deficit:
      Preferred Stock - $0.001 par value;
         5,000,000 shares authorized, no
         shares issued and outstanding                           --               --
      Common Stock - $0.001 par value;
         100,000,000 shares authorized,
         21,800,000 shares outstanding at
         December 31, 2003 and 21,640,000
         shares outstanding at December 31, 2002               21,640           21,800
      Additional Paid-in Capital                               33,360           49,200
      Deficit Accumulated During the Development Stage        (68,233)        (296,055)
                                                         ------------     ------------
         Total Stockholders' Deficit                          (13,233)        (225,055)
                                                         ------------     ------------
         TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT     $      8,299     $    114,437
                                                         ============     ============

                        See notes to financial statements

                               Pacific Gold Corp.
                          (A Development Stage Company)
                      Consolidated Statements of Operations

                                                                                         Inception
                                                                                       (December 31,
                                          Twelve Months Ended                             1996) To
                                     December 31,     December 31,     December 31,     December 31,
                                         2001             2002             2003             2003
                                     ------------     ------------     ------------     ------------
Mineral Rights Expenses              $       --       $       --       $     26,327     $     26,327
General and Administrative                 36,907           24,954          196,568          263,426
Interest Expense                             --              1,372            4,928            6,302
                                     ------------     ------------     ------------     ------------
Net Loss                             $     36,907     $     26,326     $    227,823     $    296,055
                                     ============     ============     ============     ============

Net Loss per Share - Basic and
Diluted                              $      (0.00)    $      (0.00)    $      (0.01)
                                     ------------     ------------     ------------
Weighted average shares
outstanding
    Basic and Diluted                  19,161,644       21,383,365       21,660,603
                                     ============     ============     ============

                        See notes to financial statements


                               Pacific Gold Corp.
                          (A Development Stage Company)
                Consolidated Statements of Stockholders' Deficit
       Period from December 31, 1996 (Inception) through December 31, 2003

                                                                                 Deficit
                                                                               accumulated
                                         Common stock           Additional     during the
                                  -------------------------      paid in       development
                                    Shares         Amount        capital          stage          Total
                                  ----------     ----------     ----------     -----------     ----------
Issuance of common
stock                              2,000,000     $    2,000     $    3,000     $      --       $    5,000
  for cash
Net loss                                --             --             --            (5,000)        (5,000)
                                  ----------     ----------     ----------     -----------     ----------
Balance,
  December 31, 1996                2,000,000          2,000          3,000          (5,000)          --
Net loss                                --             --             --              --             --
                                  ----------     ----------     ----------     -----------     ----------
Balance,
  December 31, 1997                2,000,000          2,000          3,000          (5,000)          --
Net loss                                --             --             --              --             --
                                  ----------     ----------     ----------     -----------     ----------
Balance,
  December 31, 1998                2,000,000          2,000          3,000          (5,000)          --
Net loss                                --             --             --              --             --
                                  ----------     ----------     ----------     -----------     ----------
Balance,
  December 31, 1999                2,000,000          2,000          3,000          (5,000)          --
Net loss                                --             --             --              --             --
                                  ----------     ----------     ----------     -----------     ----------
Balance,
  December 31, 2000                2,000,000          2,000          3,000          (5,000)          --
Issuance of common stock
  for services                    18,000,000         18,000         (9,000)           --            9,000
Net loss                                --             --             --           (36,907)       (36,907)
                                  ----------     ----------     ----------     -----------     ----------
Balance,
  December 31, 2001               20,000,000         20,000         (6,000)        (41,907)       (27,907)
Issuance of common stock
  for cash                         1,640,000          1,640         39,360            --           41,000
Net loss                                --             --             --           (26,326)       (26,326)
                                  ----------     ----------     ----------     -----------     ----------
Balance,
  December 31, 2002               21,640,000         21,640         33,360         (68,233)       (13,233)
Issuance of common stock
  for services                       160,000            160         15,840            --           16,000
Net loss                                --             --             --          (227,823)      (227,823)
                                  ----------     ----------     ----------     -----------     ----------
Balance,
  December 31, 2003               21,800,000     $   21,800     $   49,200     $  (296,055)    $ (225,055)
                                  ==========     ==========     ==========     ===========     ==========

                               Pacific Gold Corp.
                          (A Development Stage Company)
                      Consolidated Statements of Cash Flows


                                                               Twelve Months Ended                           Inception To
                                                          December 31,     December 31,     December 31,     December 31,
                                                              2001             2002             2003             2003
                                                          ------------     ------------     ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Losses                                             $    (36,907)    $    (26,326)    $   (227,823)    $   (296,055)
   Adjustments to Reconcile Net Loss to Cash:
   Common Stock Issued for Services                              9,000             --             16,000           25,000
   Provided by (Used in) Operations:
   Decrease (Increase) in Other Assets                            --               --               (980)            (980)
   Increase (Decrease) in Accounts Payable                      11,010           (6,622)          27,927           30,943
   Increase (Decrease) in Accrued Expenses                        --               --              6,157            6,157
   Decrease (Increase) in Prepaid Expenses                        --             (1,331)           1,331             --
                                                          ------------     ------------     ------------     ------------
   NET CASH (USED) BY OPERATING ACTIVITIES                     (16,897)         (34,279)        (177,388)        (234,935)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Investment in Oregon Gold                                      --               --           (100,000)        (100,000)
                                                          ------------     ------------     ------------     ------------
   NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES               --               --           (100,000)        (100,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from Notes Payable - Shareholder                    17,144             --            283,877          302,392
   Issuance of Common Stock                                       --             41,000             --             46,000
                                                          ------------     ------------     ------------     ------------
   NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES             17,144           41,000          283,877          348,392

   NET CHANGE IN CASH AND CASH EQUIVALENTS                         247            6,721            6,489           13,457

   CASH AND CASH EQUIVALENTS
      AT BEGINNING OF PERIOD                                      --                247            6,968             --
                                                          ------------     ------------     ------------     ------------
   CASH AND CASH EQUIVALENTS
      AT END OF PERIOD                                    $        247     $      6,968     $     13,457     $     13,457
                                                          ============     ============     ============     ============

                        See notes to financial statements

                               Pacific Gold Corp.
                          (A Development Stage Company)
                          Notes to Financial Statements


NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Nature of business. Pacific Gold Corp. ("Company") was originally incorporated in the State of Nevada on December 31, 1996 under the name of Demand Financial International, Ltd. and is a development stage company. On October 3, 2002, the Company changed its name to Blue Fish Entertainment, Inc. On August 5, 2003, the Board of Directors adopted a resolution and obtained stockholder approval of the change in the Company's name to Pacific Gold Corp.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Impairment of Assets

Management reviews assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management assesses impairment by comparing the carrying amount to individual cash flows. If deemed impaired, measurement and recording of an impairment loss is based on the fair value of the assets.

Basic Loss per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

Pacific Gold does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Pacific Gold's results of operations, financial position or cash flow.

                               Pacific Gold Corp.
                          (A Development Stage Company)
                          Notes to Financial Statements


NOTE 2 - INCOME TAXES

Pacific Gold has not yet realized income as of the date of this report, no provision for income taxes has been made. At December 31, 2003 a deferred tax asset has not been recorded due to Pacific Gold's lack of operations to provide income to use the net operating loss carryover of $ 296,000 that expires in years 2012 through 2023.


NOTE 3 - COMMON STOCK

In November 2003, The Board of Directors approved the issuance of 160,000 registered shares of common stock under the 2002 Equity Performance Plan to 3 shareholders of the company for services rendered. These shares were valued at $16,000.

In October 2002, the State of Nevada approved Pacific Gold`s restated articles of incorporation which increased the authorized shares of common stock from 5,000,000 common shares to 100,000,000 common shares; par value remained at $.001. Pacific Gold also amended its articles to add an additional 5,000,000 shares of preferred stock with a par value of $.001.

In October 2002, the Board of Directors authorized a stock dividend of 1 for 1. The stock dividend has been applied retroactively to prior periods.

Pacific Gold completed a public offering in March 2002 pursuant to which it sold 1,640,000 shares of its voting common stock at $.025 per share, for a total of $41,000.

In January 2001, Pacific Gold issued 9,000,000 shares of common stock to Mitchell Geisler, president, in payment for consulting services. Pacific Gold recognized $9,000 (representing the fair value of the common stock) in expense relating to the common shares issued.

In March 1999, the Board of Directors authorized a forward split on a 200 to 1.

In March 1999, the State of Nevada approved Pacific Gold's restated articles of incorporation, which increased the authorized shares of common stock from 25,000 common shares to 5,000,000 common shares. The par value was changed from no par to $.001.

                               Pacific Gold Corp.
                          (A Development Stage Company)
                          Notes to Financial Statements


NOTE 4 - RELATED PARTY TRANSACTIONS

Pacific Gold neither owns no real or personal property. The Company has been provided office services without charge. Such costs are immaterial to the financial statements and accordingly are not reflected herein. The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future. If a specific business opportunity becomes available, such persons may face a conflict of interest. A Company policy for handling such a conflict has not yet been formulated.


NOTE 5 - MINERAL RIGHTS

In August 2003, the Company acquired 100% of the outstanding shares of the common stock of Oregon Gold, Inc. from ZDG Investments, Inc., a shareholder. Oregon Gold was formed in February 2003 and is an Oregon corporation engaged in the business of alluvial gold mineral exploration and mining in the State of Oregon. Oregon Gold, Inc. has 100,000,000 shares of common stock authorized and 100 shares issued and outstanding and 5,000,000 shares of preferred stock authorized and no shares issued or outstanding. The purchase price was $100,000 and the Company is indebted to ZDG Investments, Inc. for this amount. The note carries an annual interest rate of 10% and matures on June 30, 2005.


NOTE 6 - NOTES PAYABLE

The Company owes an aggregate of $302,392 to a stockholder as of December 31, 2003. The amount due is represented by two notes, one in principal amount of $100,000 and one in principal amount of $202,392. The notes bear interest at 10% per annum, and mature on June 30, 2005. The $100,000 note relates to the purchase of 100% of the outstanding shares of the common stock of Oregon Gold, Inc., the subsidiary of the Company, and the $202,392 note relates to the funding arrangements for the mining claim projects of the Company's subsidiaries. At December 31, 2003, accrued interest on these notes totaled $6,157.


NOTE 7 - COMMITMENTS

On October 1, 2003, we leased approximately 440 acres of land adjacent to our staked prospects. The lease covers acreage in the Bullion Mining District, Lander County, Nevada. Under the terms of the lease, we have the right to primarily all of the precious and base metals within the placers and gravels of the leased premises, with exclusive rights for prospecting and exploring the leased premises for such metals. We must pay an advance rental of $7,500 for the first year, which amount is increased by $2,500 in each of the next five years to be $20,000 in the sixth year. For the last four years of the lease, the advance rental is $20,000 per year. If the lease is renewed, the annual advance rental is $20,000. The advance rental is credited to and recoverable from the production rental amounts. We will be obligated to pay a production rental of the greater of four percent of the net smelter royalty (net ore value processed, less production costs, excluding general administration costs) or $0.50 per yard of material processed. The lease is terminable upon notice of default by lessor after a 30-day period in which cure must commence or be completed if capable of completion in such period. We may terminate the lease upon 30 days advance notice.


NOTE 8 - SUBSEQUENT EVENT

In January 2004, we engaged Chemrox Technologies to assist with the permitting process and handling the requirements associated with the United States Bureau of Land Management and other various governmental bodies. Chemrox Technologies provides specialized services in due diligence, reserve confirmation, mine planning, forensic geochemistry, groundwater modeling, water restoration, environmental permitting, and reclamation. Chemrox has offices in Colorado, Montana, Arizona, Nevada and Pennsylvania, with in-house experts to address the various government requirements associated with mining operations. The company's professional staff includes geologists, hydrologists, engineers and biologists with 20+ years experience and advanced degrees. Our consulting agreement provides that we pay Chemrox on a monthly basis $10,000 for ten months. The agreement is cancelable on 30 days advance notice.

In March 2004, The Company acquired 13.67 Acres of land, 2 water wells and equipment to operate the wells for $120,000. The Company paid $60,000 at the time of acquisition and the remaining balance is due in installments of $10,000 through September 2004.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The laws of Nevada permit the indemnification of directors, employees, officers and agents of Nevada corporations. Our bylaws provide that we shall indemnify to the fullest extent permitted by Nevada law any person whom we are able to indemnify under that law.

         The provisions of Nevada law that authorize indemnification limit their application only to circumstances where the indemnified person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

         To the extent that we indemnify our management for liabilities  arising
under   securities   laws,   we  have  been   informed  by  the  SEC  that  this
indemnification is against public policy and is therefore unenforceable.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The  estimated   expenses   payable  by  us  in  connection   with  the
distribution of the securities being registered are as follows:

SEC Registration and Filing Fee........................     $   253.40
Legal Fees and Expenses................................      15,000.00
Accounting Fees and Expenses...........................      10,000.00
Financial Printing and Engraving.......................       1,000.00
Blue Sky Fees and Expenses.............................       2,500.00
Miscellaneous..........................................      21,246.60

          TOTAL........................................     $50,000.00


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         In January 2001, the Registrant issued 9,000,000 shares (subsequently increased to 18,000,000 shares by a dividend of one share for each outstanding share of common stock for the class) in payment for services. The Registrant recognized $9.00 in expense. The issuance was made on the basis of an exemption under Section 4(2) of the Securities Act of 1933. The recipient, Mr. Geisler, was considered knowledgeable about the Registrant as its officer and director, and is a sophisticated investor with experience in early-stage companies.

 ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 Exhibit No.       Description of Document
 -----------       -------------------------------------------------------------

     3.1           Certificate of Incorporation of Registrant***

     3.2 Certificate of Amendment to Certificate of Incorporation**** (change of name and authorized capital)

     3.3 Certificate of Amendment to Certificate of Incorporation***** (change of name)

     3.4           Bylaws of Registrant***


     4.1           Specimen Common Stock Certificate***

     5.1           Opinion of Graubard Miller*

     10.1          Form of Investor Subscription Agreement*

     10.2 Mining Lease and Agreement, dated October 1, 2003, between Registrant and Corporate Creditors Committee LLC*

     10.3          Chemrox Technologies Consulting Agreement*

     10.4          Promissory  Note from  Registrant  to ZDG  Investments  Ltd.
                   ($100,000 principal)*

     10.5          Promissory  Note from  Registrant  to ZDG  Investments  Ltd.
                   ($174216 principal)*

     23.1          Consent of Malone & Bailey*

     23.2 Consent of John Rae, P.Geo. in respect of his report, dated January 12, 2004*

     23.3          Consent of Graubard Miller (Contained in Exhibit 5.1)*

 ----------------------

 *       Filed herewith
 **      To be filed by amendment
 ***     Incorporated by reference from Registration Statement 333-69784
 ****    Incorporated by reference from Schedule 14C (dated October 22, 2002)
 *****   Incorporated by reference from Schedule 14C (dated August 18, 2003)

ITEM 28. UNDERTAKINGS

The undersigned issuer undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                (1) include any prospectus required by section 10(a)(3) of the Securities Act;

                (2) reflect in the prospectus any facts or events arising after the effective date of the registration statement;

                (3) include any additional or changed material information regarding the plan of distribution;

                (4) for determining liability under the Securities Act, we will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering; and

                (5)   file   a   post-effective   amendment   to   remove   from
                registration any of the securities that remain unsold at the end of the offering.

         (b) As indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c)    We undertake:

                (1) For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the prospectus and the offering of such securities at that time shall be deemed to be the initial bona fide offering of the securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Toronto, Ontario on March 26, 2004.

                                         PACIFIC GOLD CORP.

                                         By: /s/ Mitchell Geisler
                                             -----------------------------
                                             Mitchell Geisler
                                             President
                                             (Principal Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                         TITLE                         DATE
 --------------------     ----------------------------------     --------------

 /s/ Mitchell Geisler     President, Secretary and Treasurer     March 26, 2004
 --------------------     (Principal Financial Officer and
 Mitchell Geisler         Principal Accounting Officer)

                                  Exhibit Index


 Exhibit No.       Description of Document
 -----------       -------------------------------------------------------------

     3.1           Certificate of Incorporation of Registrant***

     3.2 Certificate of Amendment to Certificate of Incorporation**** (change of name and authorized capital)

     3.3 Certificate of Amendment to Certificate of Incorporation***** (change of name)

     3.4           Bylaws of Registrant***

     4.1           Specimen Common Stock Certificate***

     5.1           Opinion of Graubard Miller*

     10.1          Form of Investor Subscription Agreement*

     10.2 Mining Lease and Agreement, dated October 1, 2003, between Registrant and Corporate Creditors Committee LLC*

     10.3          Chemrox Technologies Consulting Agreement*

     10.4          Promissory  Note  from  Registrant  to ZDG  Investments  Ltd.
                   ($100,000 principal)*

     10.5          Promissory  Note  from  Registrant  to ZDG  Investments  Ltd.
                   ($174,216 principal)*

     23.1          Consent of Malone & Bailey*

     23.2 Consent of John Rae, P.Geo. in respect of his report, dated January 12, 2004*

     23.3          Consent of Graubard Miller (Contained in Exhibit 5.1)*

 ----------------------

 *       Filed herewith
 **      To be filed by amendment
 ***     Incorporated by reference from Registration Statement 333-69784
 ****    Incorporated by reference from Schedule 14C (dated October 22, 2002)
 *****   Incorporated by reference from Schedule 14C (dated August 18, 2003)